Exhibit 5.1

2100 L STREET, NW SUITE 900 WASHINGTON DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM	morrison & foerster llp austin, beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

August 5, 2022

Board of Directors
National Instruments Corporation
11500 North Mopac Expressway
Austin, Texas 78759

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to National Instruments Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 9,193,864 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, consisting of 3,000,000 Shares which may be issued pursuant to the Company’s 1994 Employee Stock Purchase Plan (the “1994 Plan”) and 6,193,864 Shares which may be issued pursuant to awards under the Company’s 2022 Equity Incentive Plan (the “2022 Plan” and, together with the 1994 Plan, the “Plans”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and the Plans, the Shares will be validly issued, fully paid and nonassessable. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP